Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

Contact: Jim Fleming T 404 465 2200	Media Contact: Tripp Sullivan Corporate Communications, Inc. T 615 324 7335 E tripp.sullivan@cci-ir.com

Columbia Property Trust Begins First Day of Trading and Rings The Opening Bell® at the New York Stock Exchange

ATLANTA (Oct. 10, 2013) - Columbia Property Trust, Inc. (NYSE:CXP), one of the nation’s largest office REITs, announced that it is authorized to list its common stock on the New York Stock Exchange and trading will commence this morning under the ticker symbol “CXP.”

“This is a major milestone for our company. We would like to thank the many team members and shareholders who have supported us in reaching this goal today,” noted Nelson Mills, President, Chief Executive Officer, and Director of Columbia Property Trust. “As a publicly listed company, we are better positioned to execute our value creation and growth strategies. We look forward to utilizing this platform to deliver greater total return potential over time to our shareholders.”

In connection with the listing of its common stock on the New York Stock Exchange, members of Columbia Property Trust’s management team and board of directors will ring The Opening Bell® at 9:30 a.m. EST today at the NYSE to celebrate the first day of trading in Columbia Property Trust common stock on the NYSE.

A live webcast of the ceremony will be available beginning at 9:29 a.m. EST today at the NYSE’s website at www.nyse.com. For photos and video of the bell ringing, connect with NYSE Euronext on Facebook (NYSE Euronext), YouTube (nysetv1), and Twitter (@NYSEEuronext), #NYSEBell.

About Columbia Property Trust

Columbia Property Trust invests in high-quality commercial office properties in primary U.S. markets and has achieved an investment-grade rating from both Moody’s and Standard & Poor’s rating services. Currently, the REIT’s $5+ billion portfolio consists of 82 operational buildings in 19 states and the District of Columbia, totaling 21 million square feet. For information about Columbia Property Trust visit ColumbiaPropertyTrust.com.

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CXP Celebrates First Day of Trading on NYSE

October 10, 2013

This press release may contain forward-looking statements. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this release. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.